Exhibit 10.16

Contract #: 04060003-2010 (Ye Zi) 0011

Real Property Loan Agreement

[2009]

Note: This Agreement was entered by the parties in accordance with relevant laws and regulations on a voluntary basis of equality and consultation under their true wills. To protect the contractual rights of the parties under this agreement, the Lender reminds the Borrower to pay great attention to the rights and obligation related parts and bolded terms in this Agreement.

Lender: Industrial and Commercial Bank of China Xingtai Yejin Branch
Principal: Hongli He	Contact: Ying Dong
Address: 128 Yejin South Road, Xingtai City,	Zipcode: 054000
Tel: 2209100	Fax:	Email:

Borrower: Xingtai Zhongding Jiye Real Estate Development Co., Ltd.
Chairman: Limin Huang	Contact: Lixia Shi
Address: Southeast Corner between Gangtie North Road and Yongjun Street, Xingtai City	Zipcode: 054000
Tel.: 5908806	Fax:	Email:

[collectively, the Parties]

Upon equal negotiation, the Parties enter the following agreements regarding the loans from the Lender to the Borrower:

Party I Loan Terms

1.	Loan Type: residential real property project development loan

2.
Use of the Loan: this loan shall be solely used for the construction purpose of the project of “Huaxia Kirin” and without the written consent from the Lender, the Borrower shall not use this loan for any other purposes. The Lender shall have the right to supervise the use of loan.

1)	Name of the Project: Huaxia Kirin
2)	Address of the Project: West of Gangtie North Road, and North of Zhonghua West Street
3)	Approval of the Project: Xing Development Administrative Approval Certificate [2009] 200 Hebei Province Fixed Assets Investment Projects Registration Certificate
a)	State owned land use right certificate #: Xing City State-Owned Land Use Right [2009] x-001
b)	Land Construction Plan Permission #: Land 130501200901030
c)	Project Construction Plan Permission #: Construction 130501200901061
d)	Project Construction Permission #:130501S100170001, 130501S10040001

3.	Loan Amount and Term:
3.1	Total Amount: RMB 117MM (USD $17,944,758)
3.2	Term: 36 months, from the date of the first actual withdrawal of the Loan, the actual date shall be set forth on the actual borrowing note.

4.	Interest Rate:
4.1
Floating Interest Rate: the Loan interest rate shall be calculated on the benchmark rate plus a floating rate.  The benchmark rate is the benchmark lending rate determined by the People’s Bank of China on the actual withdrawal date of the Loan, and the floating rate is +10%. The floating rate will maintain the same throughout the term of this Agreement.  Upon the first withdrawal of the Loan, the borrowing rate shall be subject to adjustment every 12 months.  From the second borrowing rate, the rate shall be determined by the benchmark rate, on the first day after 12 months from the last withdrawal, plus a floating rate.  If there is no benchmark rate on the on the first day after 12 months from the last withdrawal, the benchmark rate on the last day of on the last withdrawal period shall be used.  If during the 12 months, the borrower withdraws the loan more than once, during this 12 months period, the borrowing rates for each withdrawal shall remain the same as set forth by the above.

4.2
The interests will be calculated from the date of actual withdrawal of the Loan on a monthly basis. Upon the expiration of the Loan term, the Borrower shall pay off the principals with interests.  Daily Interest = Annual Interest/360.

4.3
Late payment of interest is 30% in additional to the borrowing rate set forth above.  The penalty rate for misuse of the Loan for unauthorized purposes is 50% in additional to the borrowing rate set forth above.

5.
Loan Withdrawal: Borrower shall withdrawal the Loan in accordance with the actual needs and the first withdrawal shall be made on or before04/01/2010 and the last withdrawal shall be made on or before 05/30/2011. Otherwise, the Lender shall have right to cancel any and all Loan amounts.

6.	Repayment:
6.1
The Borrower shall repay the Loan in accordance to the agreed rate by the Parties: [if this is a development loan for residential buildings, the Borrower shall follow the repayment schedule as set forth in the Real Property Development Loan Management Commitment provided from the Borrower to the Lender and can leave this provision blank.]

6.2	Except as otherwise provided in this Agreement, the early repayment penalty is 1% of total early repaid amount of the Loan.

7.	Guaranty: There is separate guaranty agreement entered into by the Parties for this Agreement and if the guaranty is the maximum amount guaranty, the guaranty shall be stipulated as follows:
The maximum guaranty agreement: the maximum amount mortgage contract
[Number: 04060003-2010 Ye Branch (Mortgage)  0003]
Mortgagor: Xingtai Zhongding Jiye Real Estate Development Co., Ltd.

8.	Disputes Resolution: the local courts where the Lender locates shall have the jurisdiction over the disputes between the Parties arisen under this Agreement.

9.	Miscellaneous:

9.1	This Agreement shall be executed in three (3) identical copies with same effects and the Lender, Borrower and the Mortgage Registration Office shall retain one (1) copy each.

9.2	The following addendums are attached to this Agreement with the same legal effects binding on the Parties:
1)	Withdrawal Notice (standard format)
2)	Use of Project Financing Proceeds Application (standard format)
3)	Real Property Development Loan Management Commitment
4)	Payment Power of Attorney Agreement

10.	Others
1)	the Borrower shall secure the issuance of Project Construction Permission
2)
the Borrower secure the legal, adequate and effective land and construction-in-process mortgage procedures and the Borrower’s shareholder(s) and their spouse(s) shall provide commitment to be jointly liable for the repayment obligations under this Agreement by their all personal properties.

3)	the funding provided by the Borrower for the construction project shall be completely invested in the project before the withdrawal of the Loan.
4)
the Shareholder’s Meeting of the Borrower shall provide commitment that there is no dividend distribution plan before the complete repayment of the Loan; there will be no misuse of the Loan for any unauthorized purposes; in the event that the Borrower may have difficulties in repaying the Loan, the Borrower shall secure other financings for the repayment purpose at a timely basis; the Borrower shall guaranty to complete the construction project on time; in the event there is an extra need of funds rather than the amount set forth in the budget, the Borrower shall secure other financings for additional investment timely; the Borrower shall set up a special account for the Loan and the Lender shall supervise the activities of this account; the Lender shall be the exclusive mortgage bank for the residential mortgage applications of the purchasers of the Borrower upon the completion of the project.

Party II Real Property Loan Contract

1.	Interests and Interests Rate
1.1	Floating Interests Rate: if there is a late repayment, the interest rate recalculation shall follow the rate set forth above in Party I.
1.2
If the interest is accumulated on a monthly basis, the 20th day of each month shall be the date to calculate the interest; If the interest is accumulated on a quarterly basis, the 20th day of each quarter shall be the date to calculate the interest; If the interest is accumulated on a semi-annual basis, 06/20 and 12/20 shall be the dates  to calculate the interest;

1.3
The first interest revolving period is from the first date of actual withdrawal of the Loan to the first interest calculation date; the last interest revolving period is from the first date after the previous revolving period to the Loan termination date; other interest revolving period is from the first date after the previous revolving period to the next interest calculation date.

1.4	In the event that the People’s Bank of China adjusts the benchmark rate, the interest rate shall be adjusted accordingly without further notice from the Lender to the Borrower.

2.	Loan Issuance and Payment
2.1
Except with the consent of the Lender, the Lender does not have the obligation to issue the Loan to the Borrower until the Borrower satisfied all contractual obligations and terms set forth in this Agreement.

2.2	The condition for the initial issuance:
1)	The construction project has been reviewed, approved and registered by related government authorities.
2)	The capital and other funds have been invested in this project in accordance with the required timeline and amounts before the Loan is issued to the Borrower.
3)	The Borrower is a qualified real estate developer.
4)	The project has obtained legal and effective State-Owned Land Use Right Certificate, Land Construction Plan Permission, Project Construction Plan Permission and Project Construction Permission.
5)	The Borrower has provided the required mortgage as guaranty to this Agreement to the Lender and the mortgage procedures has been completed.
6)	The Borrower has provided the Lender the required withdrawal notice.
2.3	Besides the above conditions, the Borrower shall also meet the following conditions for each withdrawal:
1)	The Borrower has provided additional required capitals/funds in the event there is an extra need of funds rather than the amount set forth in the budget.
2)	The Project has been completed in accordance with the plan and the development of the projects is consistent with the total invested amount of the funds.
3)	The related parties have been conducting the supervisions on the project.
4)
The Borrower has provided the Lender of written plan of use of Loan, and effective proofs (including but not limited to, supervision certificates, project payments notices, construction agreements, sales agreements, purchase receipts, payments invoices, etc.) to prove that the Loan has been used for authorized purpose only.

5)	The Borrower shall submit the Project Fund Use Application form to the Lender for real estate development projects.
6)	The Borrower does not incur any breach of this Agreement and other related Agreements in connection with the Loan.

2.4
All submitted documents from the Borrower to the Lender shall be original copies and the duplicate copies can be only provided with the consents of the Lender and with the corporate seal on the duplicate copies.

2.5	The withdrawal notice shall be submitted at least five (5) banking business days and upon the submission, the notice cannot be withdrawn without the consents of the Lender.
2.6	Once the Lender issues the Loan to the Borrower’s desired bank account upon the Borrower’s satisfaction of the above conditions, it shall be deemed that the Loan has been issued under this Agreement.
2.7
Under the laws, if an issuance of the Loan exceeds certain amount, the Lender shall act as the power of attorney of the Borrower to issue the Loan as payment directly to the related parties.  So the Parties shall execute the Payment Power of Attorney Agreement and the Borrower shall set up special account with the Lender for the Lender to issue the Loan as payment directly to related parties.

3.	Repayment
3.1
The Borrower shall repay the due principles, interests and other payable amounts by the end of each Loan revolving period as set forth above. On the day before each interest calculation date, the Borrower shall deposit sufficient funds in the repayment account with the Lender to pay off the due principles, interests and other payables.  The Lender shall have right to charge the total due amounts on the deposit date or the repayment date (interest calculation date) or require the Borrower to repay the amounts through other methods.  In the event that the balance in the above account is not sufficient to cover the total due amounts, the Lender shall have the right to apply for an immediate liquidation of the Borrower.

3.2
In the event the Borrower would early pay off the Loan, the Borrower shall submit the written application 10 business days proper and with the consent from the Lender, the Borrower can make the early repayment with required penalties.

3.3	The Borrower shall pay off all due principles, interests and other payable amounts on the date of early repayment.
3.4	The interest rate shall not change under this Agreement in the event of an early repayment or the Lender has shortened the term of the Loan.
3.5
If the Loan is used for real estate development, the Borrower shall repay the Loan in accordance with the development of the real estate development project.  In the event that the sales has reached 80% of the entire residential real estate development project or 70% of the commercial real estate development project, the Borrower shall early repay total amounts of the principles and interests under this Agreement without penalties.

4.	Guaranty
4.1	The Borrower shall provide the Lender legal and effective guaranties set forth in separate agreements for the Loan under this Agreement.
4.2
In the event that there is any loss, depreciation, disputes, dispose by the third party or by the mortgagor, negative changes on the financial conditions of the guarantor, the Borrower shall inform the Lender at a timely basis and provide additional acceptable guaranties to the Lender.

5.	Management of Account
5.1	The Borrower shall design a special account as the account for the project’s sales, transfer and leasing activates (the “Special Account”).
5.2	The Borrower shall put the non-cash payments received as the sales income in the above Special Account.
5.3
The Lender shall have right to supervise the Special Account, including, but not limited to, supervise each income and expense and the Borrower shall provide full assistance and coordination with such supervision.

5.4
The Lender shall have right to deduct the due principles, interests and other payable amounts directly from the Special Account upon the receipt of the incomes from sales, transfer or leasing of the project.

5.5	The Borrower shall follow the Loan Management Commitment.

6.	Representations and Warrants of the Borrower
6.1	The project and use of Loan are legitimate
6.2	The Borrower is legitimate and capable legal entity to execute this Agreement
6.3	The execution of this Agreement has obtained the required approvals and permissions and there is no conflict between this Agreement and Borrower’s other contractual obligations under other agreements.
6.4	The Borrower is paying off the due debts on a timely basis without intention to delay any banking loans.
6.5	The Borrower has complete internal control and there was no substantial violations of the senior management within one (1) year from the date herein.
6.6	All provided documents are accurate, correct, complete and effective based on the facts. There is no forgery of documents, misleading or substantial omissions.
6.7
The financial statements provided to the Lender were incorporated under the Chinese accounting standards and the information contained there are accurate and correct.  There is no substantial subsequent events after the submission of the financial statements.

6.8	There are no undisclosed litigations, arbitration or claims against the Company.
6.9	The project has been approved by related government authorities with approvals and permissions.

7.	Promises from the Borrower
7.1	The Loan will not be used in any illegal or authorized use, i.e. securities transactions, option transactions, etc.
7.2	Repay the Loan timely.
7.3	Fully cooperate with the Lender for the supervision and management of the Loan, including the on-sites reviews, and Loan use reports.
7.4	Accept the examination of credits conducted by the Lender and provide the Lender the required financial statements.
7.5	Issue the Lender the Loan Management Commitment.
7.6	No dividends before full repayment of the Loan.
7.7
Any substantial of the business operation, i.e. mergers and acquisitions, reduction of capitals, shares changes, assets/credits transfers, investments, debt financings, etc. shall obtain the prior approval of the Lender.

7.8	Cooperate with the Lender for the assessments and inspections on the project.
7.9	Inform the Lender the following events:
a)	Changes of certificate of incorporation, business scope, registered capital, legal representatives, etc.
b)	Liquidation, bankruptcy, dissolution, revocation of the license, etc.
c)	Substantial disputes, arbitration, litigation, etc.
d)	Substantial litigations or claims against the shareholders, directors and management.
7.10	Disclose the related transactions at a timely basis to the Lender.
7.11	Send the Lender all required notices/receipts.
7.12	Do not provide guaranties to a third party or dispose the assets without the prior consents of the Lender.
7.13
Assume all related expenses under this Agreement and the costs that the Lender disbursed to satisfy the Lender’s rights under this Agreement, including but not limited to: litigation costs, property lien expenses, attorney fees, enforcement costs, evaluation fees, auction fees, announcement costs, etc.

7.14
The Lender shall be the first priority or equal priority in the order to receive credit payment from the Borrower if there is a liquidation of the Borrower, comparing to other creditors of the Borrower.

8.	Promises from the Lender
8.1	The Lender will issue the Loan under this Agreement.
8.2	The Lender will keep the non-public information of the Borrower confidential except otherwise required by the laws and regulations.

9.	Breach of Contract
9.1	The following events constitutes the breach of contract by the Borrower:
a)	Failure to repay the due amounts under this Agreement or failure to perform the contractual obligations of this Agreement.
b)	There is an event that would negatively affect the Lender’s rights under this Agreement and the Borrower failed to provide additional acceptable guaranties to the Lender for the Loan.
c)
Failure to pay any other due debts (including early matured debts) other than the Loan described herein and such failure has affected or would affect the Borrower’s repayment capability under this Agreement.

d)
The financial condition of the Borrower has substantially changed and would negatively affect the Lender’s rights under this Agreement, and such change has affected or would affect the Borrower’s repayment capability under this Agreement.

e)
The shares structure, business operation and investments of the Borrower has substantially changed and would negatively affect the Lender’s rights under this Agreement, and such change has affected or would affect the Borrower’s repayment capability under this Agreement.

f)
The Borrower has substantial financial disputes, litigation, arbitration, assets disposes, or enforcement, or any other administrative penalties or measurements, or is disclosed or reported by the media, which has affected or would affect the Borrower’s repayment capability under this Agreement.

g)	Any substantial changes on or claims against the major investors, key management, which has affected or would affect the Borrower’s repayment capability under this Agreement.
h)	The Borrower forged contracts with related parties for the purpose of deceive the Lender for the Loan, or avoided the payment obligation through related transactions.
i)	The Borrower has been or would be liquidated, dissolved, revoked of license, bankrupted, etc.
j)
There is accident caused by the Borrower’s failure to follow the laws and regulations on safety productions and environment protections, which has affected or would affect the Borrower’s repayment capability under this Agreement.

k)	The failure to provide adequate required funds for the project, other than the Loan contained in this Agreement herein.
l)	The failure to complete the project in accordance with the construction plan or the construction plan has been substantially changed.
m)	Other events that may cause the negative effects on the Lender’s rights under this Agreement.

9.2	The Lender shall have the right to take one or more of the following actions upon the Borrower’s breach of contract:
a)	Require the Borrower to correct such event.
b)	Terminate this Agreement and other agreements between the Parties and partially or entirely cancel the Loan balance not withdrawn by the Borrower and other related amounts.
c)	Require immediate and early repayment of all due payments under this Agreement and other agreements between the Parties.
d)	Demand losses against the Borrower.
e)	Other necessary actions against the Borrower under the laws and regulations.

9.3	In the event that the Borrower failed to repay the due amounts, the penalty rate and compound interest rate shall apply to the unpaid amount from the date of such failure of payment.

9.4	The penalty rate and compound interest rate shall apply to the misused amounts of the Loan and the unpaid amount from the date of the misuse of the Loan.

9.5
In the event that the Borrower has incurred the both situations described above in 9.3 and 9.4, the applicable penalty rate shall be the one with more total penalties amounts.  The Lender shall not apply both of the penalties on the Borrower under such situation.

9.6	In the event that the Borrower failed to pay any due amounts, the Lender shall have the right to announce such failure through public media.

9.7
 In the event there is substantial changes of the relationships between the Borrower and its affiliates or entities it controls, or the affiliates of the Borrower have any of the above described situation (except the events described in the above 9.1 (a) and (b)), which has affected or would affect the Borrower’s repayment capability under this Agreement, the Lender shall have the right to take any of the actions described herein.

10.	Deduction
10.1
In the event that the Borrower failed to pay any due amounts under this Agreement, the Lender shall have right to deduct the payable amounts from any domestic and foreign currency accounts that the Borrower opens with the Lender, till the due amounts is fully paid off.

10.2
If such deduction is from the foreign currency account, the foreign currency exchange rate as of the date of deduction shall be applied. The Borrower shall fully and solely assume any losses or costs incurred due to the difference between the total due amount and the actual paid amounts due to the foreign currency and local currency exchange rate.

10.3	In the event the deducted amount is less than the due amount under this Agreement, the Lender shall have the sole discretion to determine the orders of repayments.

11.	Transfer of Contractual Rights and Obligations
11.1
The Lender shall have the right to assign any and all rights and obligations under this Agreement without the consent of the Borrower.  Without the written consent of the Lender, the Borrower shall not transfer any rights and obligations under this Agreement to a third party.

11.2
The Parties agrees that under the laws, the Lender shall have the right to transfer any and all rights and obligations under this Agreement to any of the branch offices of Industrial and Commercial Bank of China, including the right of any other branch office to claim against the Borrower in any courts with proper jurisdictions for litigation, arbitration or enforcement purpose on behalf of the Lender.

12.	Effectiveness, Amendments and Termination
12.1	This Agreement shall be effective upon the execution of the Parties till the termination date described herein.
12.2
Any amendments to this Agreement shall be made by the Parties’ written agreement and such amendments/addendums shall be deemed valid part of this Agreement with same legal effects.  Any discrepancies between the original provisions and the amended provisions, the amended provisions shall prevail.

12.3
Any amendment or termination of this Agreement shall not be affect the Parties’ rights to claim against the other for any losses under this Agreement and the termination of this Agreement shall not affect the resolution of disputes described herein.

13.	Applicable Laws and Resolution of Disputes
The Chinese laws shall apply to this Agreement and the Parties shall amicably negotiation to resolve any disputes arisen from this Agreement. Any disputes remain unresolved after the negotiation shall be submitted to the courts with proper jurisdictions for trial as described herein this Agreement.

14.	Entirety
The Part I and Part II of this Agreement shall constitute a complete Agreement and the terms described in both parts shall contain the same meanings.

15.	Notices
15.1	Any notice under this Agreement shall be made in writing. In the event that one party has changed the address and contacts, the party shall immediately inform such changes to the other in writing.
15.2	In the event the delivery of notice to the other party under this Agreement was refused or was failed to be delivered, the party can use the public announcement to deliver such notice.

16.	Others
16.1
In the event that the Lender fails or delaying in claiming its rights under this Agreement, this shall not constitute any waiver of the Lender to such rights and shall not affect any rights that the Lender shall be entitled under this Agreement.

16.2	Any provisions under this Agreement shall not affect the validity and effectiveness of other provisions hereunder.

16.3
The Lender shall have the right to disclose the related information of the Borrower to the related parties under the laws and regulations for the purpose of credit information database and for the research purpose for institutional and personal use.  The Borrower consents to such use of the information disclosure.

16.4
The “related parties”, “affiliated relationship”, “affiliated transactions”, “major investor”, “key management” shall be referred to the China Accounting Standard #36-Disclosure of Related Transactions (Accounting [2006]#3).

16.5	Any receipts and invoices solely retained by the Lender in connection with the Loan hereunder shall be deemed valid and effect evidence of the Loan transactions between the Parties.
16.6
This Agreement shall include all amendments and addendums and the title of each provision shall not constitute the definitions of the provisions.  If the Withdrawal Date and the Repayment Date fail to the non-banking business day, the date shall be defer to the next banking business day.

The Parties hereby confirm that they understand the Agreement and the Borrower understand its all contractual rights and obligations under this Agreement upon the Lender’s explanations of this Agreement.  The Borrower has fully read the entire Agreement and consent to execute this Agreement.

Lender: [Signature of the Principle]
[Bank Seal]

Borrower: [Signature of the Chairman]
[Corporate Seal]

Date: